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               [LETTERHEAD OF CROWN ANDERSEN INC. APPEARS HERE]




November 2, 1998                                              Press Release #093
Peachtree City, Georgia USA                                FOR IMMEDIATE RELEASE

           CROWN ANDERSEN INC TO ACQUIRE GRIFFIN ENVIRONMENTAL, INC.

Crown Andersen Inc., the Peachtree City, Georgia-based supplier of process equipment and engineered environmental products and systems, today announced that it had signed a letter of intent to acquire the stock of Griffin Environmental, Inc. located in Syracuse, New York, in a cash transaction.

Crown Andersen is conducting its due diligence and expects to close on the acquisition in 45-60 days. The acquisition price was not disclosed, but is subject to completion of the due diligence procedures. Griffin will be operated as a wholly-owned subsidiary of Crown Andersen Inc. Griffin, a privately owned and well established manufacturer of fabric filter baghouses, owns and operates a manufacturing facility in Syracuse, New York, and generates revenues of about $6 million per year. The baghouse product line will round out the air pollution control products offered by Crown Andersen through its two other operations, Andersen 2000 Inc in Peachtree City, Georgia, and Montair Andersen b.v. in Sevenum, Holland.

With the exception of Mr. Frank V. Smith, Griffin's owner, who is retiring (but will remain as a consultant to Crown Andersen for one year), Crown Andersen will retain all of the Griffin staff and plans to expand Griffin operations not only in Syracuse, but into the western United States and Europe.

The acquisition of Griffin Environmental will be financed in part with $900,000 in proceeds from a private placement of 300,000 shares of Crown Andersen common stock at $3.00 per share to a private investor who was formerly affiliated with the Company and will be taking an active role on the Company's Board of Directors.

Forward-Looking Statements.
---------------------------

This press release contains certain forward-looking statements. The Company's results may differ materially from those in the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that significantly affect expected results. For example, operating results may be affected by several external factors. Such factors include, but are not limited to, changes in the regulatory environment, general conditions in the environmental industry, the Company's competitive position, and economic conditions in international markets.



                        FOR FURTHER INFORMATION CONTACT:
                 MILTON EMMANUELLI, CHIEF FINANCIAL OFFICER OR
                      JAN BISCHOFF, SHAREHOLDER RELATIONS